Consent of Independent Registered Public Accounting Firm

BioXcel Therapeutics, Inc.

New Haven, CT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-240118) and Form S-8 (Nos. 333-235282 and 333-238580) of BioXcel Therapeutics, Inc. of our report dated March 12, 2021, relating to the financial statements of BioXcel Therapeutics, Inc., which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Stamford, CT

March 10, 2022